Exhibit 10.17

July 21, 2026

YING HUANG, PH.D.

[***]

Dr. Huang:

We are delighted that you have agreed to join the Board of Directors (the “Board”) of ADARX PHARMACEUTICALS, INC. (the “Company”). This letter sets forth the agreement between you and the Company regarding your Board membership (the “Agreement”):

1. Appointment as Board Member and Chair of the Audit Committee. Your service as a Board member and Chair of the Audit Committee of the Board (the “Audit Committee”) will be effective as of the date of the action by the Board appointing you to the Board and Chair of the Audit Committee (the “Start Date”), subject to any required stockholder consents and in accordance with applicable provisions of Delaware law, the Company’s Bylaws and that certain Third Amended and Restated Voting Agreement, dated as of August 2, 2023, by and between the Company and certain of its stockholders, each as amended from time to time.

2. Compensation.

a. You will be paid $50,000 per fiscal year, as compensation for services performed as a member of the Board and Chair of the Audit Committee. Such compensation shall be payable in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred (beginning with the fiscal quarter ending September 30, 2026, and prorated for partial service in any fiscal quarter). Such cash compensation shall be subject to review from time to time at the discretion of the Board.

b. In addition, subject to approval by the Board, you will be granted a nonstatutory stock option (the “Option”) to purchase up to a number of shares of the Company’s common stock representing 0.3% of the Company’s capital stock on a fully diluted basis as of the Start Date. The Option will be governed by a separate stock option agreement and the Company’s 2020 Equity Incentive Plan, as amended from time to time (the “Plan”). The exercise price of the Option will be equal to the fair market value per share of the Company’s common stock on the applicable grant date, as determined by the Board. As more fully set forth in your option agreement and the Plan, 1/4th of the shares subject to the Option will vest 12 months after the Start Date, with the balance of the shares subject to the Option vesting in equal quarterly installments over the following 36 months, subject to your continued service to the Company. Upon a Change in Control (as defined in the Plan), the vesting and exercisability of the Option shall accelerate and become immediately vested and exercisable as of the date of the closing of the Change in Control, subject to your Continuous Service (as defined in the Plan) through the closing date of such Change in Control. For the avoidance of doubt, the vesting acceleration described in the preceding sentence is conditioned upon the actual consummation of a Change in Control.

3. Confidentiality.

a. In your capacity as a Board member, you will be expected not to use or disclose any confidential information, including, but not limited to, trade secrets of any former employer or other person or entity to whom you have an obligation of confidentiality. Rather, you will be expected to use only information that is generally known and used by persons with training and experience comparable to your own, that is common knowledge in the industry or otherwise legally in the public domain, or that is otherwise provided or developed by the Company.

b. In addition, during the term of your services as a director and after termination of such services, you will not disclose any Company confidential proprietary information, or any information of a third party provided to you by the Company, which includes but is not limited to, all non-public tangible and intangible manifestations regarding patents, copyrights, trademarks, trade secrets, technology, inventions, works of authorship, business plans, data or any other confidential knowledge without the prior written consent of the Company.

4. Indemnification. You will be entitled to indemnification for your services as a Board member in accordance with the Company’s Bylaws, Certificate of Incorporation and standard form of Indemnification Agreement, each as amended from time to time.

5. Miscellaneous. Your relationship with the Company as a director shall be governed by applicable provisions of Delaware law, the Company’s Bylaws, the aforementioned Third Amended and Restated Voting Agreement, and any other agreements that you and the Company enter into from time to time, each as amended from time to time. This Agreement, and all disputes arising under or related to it, shall be governed by the substantive law of the State of Delaware, without regard to its conflict of laws rules. This Agreement, and the rights and obligations of you and the Company hereunder, shall inure to the benefit of and shall be binding upon, you, your heirs and representatives, and upon the Company and the Company’s successors and assigns. This Agreement may not be assigned by you. Any assignment in contravention of this Section shall be null and void. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. This Agreement, the Plan and any stock option agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior and contemporaneous conflicting agreements, promises, covenants, arrangements, understandings, communications, representations or warranties, whether oral or written, by any party hereto (or representative of either party hereto). No provision of this Agreement may be modified, amended, waived or discharged unless such waiver, modification, amendment or discharge is agreed to in writing and signed by you and a duly authorized disinterested member of the Board or representative of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

If the foregoing correctly conforms to your understanding of the agreement between you and the Company, please sign and date the enclosed copy of this letter and return it to us.

Very truly yours,

ADARX PHARMACEUTICALS, INC.

/s/ Zhen Li
Zhen Li, Ph.D., President and Chief Executive Officer

ACCEPTED AND AGREED:

/s/ Ying Huang
YING HUANG, PH.D.

Date: 7/21/2026

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